Exhibit 3.7

CERTIFICATE OF INCORPORATION
OF
CB CONTAINERS, INC.
ARTICLE I. NAME.
The name of the Corporation is CB CONTAINERS, INC.
ARTICLE II. REGISTERED OFFICE.
The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is the Corporation Trust Company.
ARTICLE III. PURPOSE.
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE IV. SHARES.
The maximum number of shares which the Corporation is authorized to have outstanding is 1,000 shares of Common Stock, with a par value of $.01 per share.
ARTICLE V. INCORPORATION.
The name and mailing address of the Incorporator is James M. Jansing, 1800 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202.
ARTICLE VI. BY-LAWS.
The Board of Directors of this Corporation is expressly authorized to adopt, amend or repeal the by-laws of this Corporation.

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ARTICLE VII. INDEMNIFICATION.
The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify and advance expenses to any and all persons whom it shall have power to indemnify and advance expenses under such Section from and against any and all of the expenses, liabilities or other matters referred to or covered by such Section, and the indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified and advanced expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in other capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
ARTICLE VIII. LIABILITY OF DIRECTORS.
To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended and supplemented, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
Any amendment or modification of the foregoing provisions of this Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or modification.

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